Exhibit 4.1

AMENDMENT OF CERTIFICATE OF DESIGNATION,
PREFERENCES AND RIGHTS OF
2.5% SERIES C CUMULATIVE PERPETUAL CONVERTIBLE PREFERRED STOCK
OF
POST HOLDINGS, INC.

SECRETARY OF STATE
STATE OF MISSOURI
P.O. BOX 778
JEFFERSON CITY, MO 65102

Pursuant to the provisions of The General and Business Corporation Law of Missouri, the undersigned Corporation certifies the following:

1.	The present name of the corporation is Post Holdings, Inc. The name under which the corporation was originally organized was Post Holdings, Inc.

2.
The corporation filed a Certificate of Designation, Preferences and Rights of 2.5% Series C Cumulative Perpetual Convertible Preferred Stock with the Secretary of State on December 12, 2013 (the “Certificate of Designation”).

3.
Pursuant to Section C of Article Three of the Amended and Restated Articles of Incorporation, as amended, of Post Holdings, Inc., an amendment to the Certificate of Designation, effectively terminating the Certificate of Designation, was authorized by resolution of the corporation's Board of Directors adopted on January 2, 2019.

4.	The Certificate of Designation is hereby terminated effective as of the date of filing this Amendment with the Secretary of State.

In Affirmation thereof, the facts stated above are true and correct:
(The undersigned understands that false statements made in this filing are subject to the penalties provided under Section 575.040, RSMo)

/s/ Diedre J. Gray	Diedre J. Gray	EVP, General Counsel & Chief Administrative Officer, Secretary	February 19, 2019
Authorized Signature	Printed Name	Title	Date